Exhibit 99.1

Contact: Larry Hueth, President and Chief Executive Officer Regina Wood, EVP and Chief Financial Officer First Northwest Bancorp 360-457-0461

First Northwest Bancorp Announces
Change in Fiscal Year

PORT ANGELES, WA (July 31, 2017) - First Northwest Bancorp (NASDAQ: FNWB) ("Company"), the holding company for First Federal Savings and Loan Association of Port Angeles ("Bank"), announced that the Board of Directors approved the change to calendar-year financial reporting, effective January 1, 2018. Historically, the Company has operated on a June 30 fiscal year-end and will file an annual report on Form 10-K with the Securities and Exchange Commission for the fiscal year ended June 30, 2017. To accommodate the change, the Company will have an abbreviated fiscal year from July 1, 2017 to December 31, 2017 and will file a transition period annual report on Form 10-KT for the six month period ended December 31, 2017. The Company's next annual report on Form 10-K will be for the year ended December 31, 2018. This change in fiscal year is being undertaken to align the financial reporting periods for the Company and the Bank with regulatory reporting periods.

 About the Company

First Northwest Bancorp, a Washington corporation, is the bank holding company for First Federal Savings and Loan Association of Port Angeles. First Federal is a Washington-chartered, community-based savings bank, primarily serving Western Washington State, with twelve banking locations, eight located within Clallam and Jefferson counties, one in Kitsap County, two in Whatcom County, and a home lending center in King County.